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                           [BRYAN CAVE LLP LETTERHEAD]





                                                                 August 21, 1996

CypherCom Solutions Inc.
245 Park Avenue, 40th Floor
New York, New York 10167
Attention:  Dennis Charter

       RE:  CYPHERCOM SOLUTIONS INC. REGISTRATION STATEMENT ON FORM S-8
            -----------------------------------------------------------

Ladies and Gentlemen:

       We have acted as counsel for CypherCom Solutions Inc. (the "Company") in connection with the preparation and filing of a Registration Statement of the Company on Form S-8 (the "Registration Statement") for the registration of 1,000,000 shares of the Company's common stock, $.0002 par value per share (the "Common Stock"), under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the offering of shares of Common Stock by a certain Selling Shareholder named therein (the "Selling Shareholder") who received 500,000 shares of Common Stock (the "Shares") and a warrant to purchase 500,000 shares of Common Stock (the "Warrant") in consideration of certain consulting services rendered or to be rendered by him in accordance with the terms of the consulting agreement described in the Registration Statement (the "Consulting Agreement").

       We have examined and are familiar with originals or copies of such documents certified or otherwise identified to our satisfaction, corporate records and other instruments relating to the incorporation of the Company and the authorization and/or issuance of the Shares, and made such investigations of law as we have deemed necessary and advisable.

       Based upon the foregoing and having due regard for such legal questions as we have deemed relevant, it is our opinion that:

       1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

       2. The Shares and the shares of Common Stock issuable upon exercise of the Warrant (the "Underlying Shares") have been duly authorized and the Shares have been, and upon exercise of the Warrant the Underlying Shares will be, validly issued in accordance with the terms of the Consulting Agreement. The Shares are, and the Underlying Shares issued upon exercise of the Warrant in accordance with its terms will be, fully paid and nonassessable.



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CypherCom Solutions Inc.
August 21, 1996
Page 2

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to the firm in the Registration Statement, in any amendments to the Registration Statement and in the Prospectus constituting a part of such Registration Statement.

       We are members of the Bar of the State of New York and do not purport to be experts in, or to render any opinions with respect to, the laws of any state or jurisdiction other than the Delaware corporate law and the Federal laws of the United States of America.

                                                          Very truly yours,

                                                          /s/ Bryan Cave LLP

                                                          Bryan Cave LLP


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